Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Robert A. Doody Assistant Director, Investor Relations Phone (610) 321-6290 Kristina M. Broadbelt (Media) Associate Director, PR & Advocacy Phone (610) 321-2358

VIROPHARMA AND HALOZYME ANNOUNCE COLLABORATION FOR COMBINATION

OF RECOMBINANT HUMAN HYALURONIDASE ENZYME (rHuPH20) TECHNOLOGY

WITH C1 ESTERASE INHIBITOR

- Initial Clinical Focus in Hereditary Angioedema on Optimized Subcutaneous Formulation of

Cinryze® (C1 Esterase Inhibitor [Human]) –

- Collaboration Provides Exclusivity until 2027 for Subcutaneous Cinryze Combination Product -

Exton, PA, May 11, 2011 — ViroPharma Incorporated (Nasdaq: VPHM) and Halozyme Therapeutics (Nasdaq: HALO) announced today that Halozyme has granted ViroPharma an exclusive worldwide license to use Halozyme’s proprietary Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) technology in combination with a C1 esterase inhibitor. Additionally, Halozyme has agreed not to grant to any third party rights to use rHuPH20 to develop a combination product for the prevention or treatment of hereditary angioedema (HAE), or for three additional orphan disease indications.

ViroPharma intends to apply rHuPH20 initially to develop a novel subcutaneous formulation of Cinryze® (C1 esterase inhibitor [human]) for routine prophylaxis against attacks of HAE. ViroPharma seeks to combine Cinryze with rHuPH20to enhance volume independent biodistribution, and to increase the overall convenience of the therapy by allowing for a single subcutaneous injection of Cinryze. Recently completed preclinical studies have demonstrated that rHuPH20 and Cinryze can be formulated together without compromising the activity of either agent. ViroPharma intends to initiate Phase 2 clinical testing of the combination in the second half of 2011.

Halozyme’s proprietary rHuPH20 enzyme facilitates the absorption and dispersion of drugs or fluids that are injected under the skin. When injected under the skin, rHuPH20 transiently generates channels in tissues underlying the outer layers of the skin to increase the absorption and spread of injected drugs. Halozyme maintains a patent portfolio pertaining to recombinant human hyaluronidase which expires in 2027 in the U.S. and has additional patent applications that relate to recombinant human hyaluronidase and methods of using and manufacturing the enzyme that represent a barrier to entry for potential competitors looking to utilize these hyaluronidases.

“This collaboration is consistent with our goals of continually providing innovative product enhancements, advancing long-term solutions to meet the needs of our patients, and helping to maintain and build Cinryze brand loyalty for years to come,” commented Colin Broom, M.D., ViroPharma’s chief scientific officer. “The goal of our broad subcutaneous Cinryze program is to enable more patients with hereditary angioedema to benefit from access to convenient formulations of Cinryze to prevent their HAE attacks.”

“We believe our rHuPH20 technology can optimize the Cinryze experience by providing an improved subcutaneous formulation of the therapy,” commented Gregory I. Frost, Ph.D., Halozyme’s president and chief executive officer. “We look forward to working with ViroPharma to simplify administration of this important biologic and, ultimately, provide a more convenient therapy to as many people as possible with HAE worldwide.”

Cinryze is the first and only U.S. FDA-approved C1 esterase inhibitor therapy indicated for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema, a rare, debilitating and potentially fatal disease. Cinryze is currently approved for intravenous administration.

ViroPharma / Halozyme Collaboration in Hereditary Angioedema

Halozyme has granted ViroPharma an exclusive worldwide license to use Halozyme’s proprietary Enhanze technology in combination with C1 esterase inhibitor. The initial focus of the collaboration will be on the development of a novel subcutaneous formulation of Cinryze for routine prophylaxis against attacks of HAE.

Under the terms of the license agreement, ViroPharma will provide Halozyme an initial upfront payment of $9 million, and another $3 million on initiation of the first Phase 2 study, anticipated to begin later this year. Pending successful completion of a series of clinical, regulatory and sales milestones, ViroPharma may make further milestone payments which could reach up to an additional $41 million related to HAE to Halozyme, and up to $30 million for three additional indications. Upon regulatory approval, Halozyme will also receive a 10 percent royalty on net sales of the combination product utilizing Cinryze and rHuPH20.

ViroPharma assumes development, manufacturing, clinical, regulatory, sales and marketing costs. Halozyme will be responsible for the supply of rHuPH20 at a price agreed to between the parties.

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product. In the U.S., Cinryze was approved by FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. C1 inhibitor therapy has been used acutely for more than 35 years in Europe to treat patients with C1 inhibitor deficiency. In the E.U., on March 17, 2011, the CHMP adopted a positive opinion for Cinryze for treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. The CHMP positive opinion forms the scientific basis for the European Commission to issue a binding decision for a Centralized Marketing Authorization, which is expected in the second quarter of 2011.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze for routine prophylaxis, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration. The most common adverse reactions observed have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials.

Cinryze is for intravenous use only. A dose of 1000 Units of Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Enhanze™ Technology

Enhanze™ technology is a proprietary drug delivery platform using Halozyme’s first approved enzyme, recombinant human hyaluronidase or rHuPH20. When formulated with other injectable drugs, Enhanze technology can facilitate the subcutaneous dispersion and absorption of these drugs. Molecules as large as 200 nanometers may pass freely through the extracellular matrix, which recovers its normal density within approximately 24 hours, leading to a drug delivery platform which does not permanently alter the architecture of the skin. The principal focus of Halozyme’s Enhanze technology platform is the use of rHuPH20 to facilitate subcutaneous administration for large molecule biological therapeutics, some of which currently require intravenous administration. Halozyme has Enhanze partnerships with Roche to apply the technology to Roche’s biological therapeutics, including Herceptin® and MabThera®, for up to eight targets, and with Baxter for immunoglobulin.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States and approximately similar demographics in the European Union.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org or the HAEI (International Patient Organization for C1 Inhibitor Deficiencies at www.haei.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, pediatric epilepsy and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE) and CDI; for prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s website, http://www.viropharma.com/. The company encourages investors to consult these sections for more information on ViroPharma and our business

Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including the therapeutic indication and use, safety, efficacy, tolerability and potential of Cinryze and our focus, goals, strategy, research and development programs, and ability to develop pharmaceutical products, commercialize pharmaceutical products, and execute on our plans including clinical development activities with Cinryze related to subcutaneous administration. There can be no assurance that that our clinical program with Cinryze utilizing subcutaneous administration in combination with rHuPH20 will yield positive results or support further development of Cinryze for subcutaneous administration in combination with rHuPH20. The FDA or EMA may view the data regarding subcutaneous administration of Cinryze in combination with rHuPH20 as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of Cinryze for subcutaneous administration in combination with rHuPH20. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2010 and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

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